                                                                      EXHIBIT 12


                          THE COLONIAL BANCGROUP, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES



                                                 1999        1998        1997        1996        1995
                                               --------    --------    --------    --------    --------
                                                                    (IN THOUSANDS)
A. Income before income taxes: ............    $189,924    $ 86,602    $123,101    $ 77,518    $ 72,230
   Fixed charges:
      Interest expense ....................     397,990     350,441     249,488     205,843     170,483
      1/3 Rent expense ....................       5,703       6,212       3,658       3,136       2,816
                                               --------    --------    --------    --------    --------

B. Total fixed charges ....................     403,693      56,653     253,146     208,979     173,299
                                               --------    --------    --------    --------    --------

C. Sum of A and B .........................    $593,617    $443,255    $376,247    $286,497    $245,529
                                               ========    ========    ========    ========    ========

   Ratio of earnings to fixed charges (C/B)        1.47        1.24        1.49        1.37        1.42